PA R K N AT I O N A L C O R P O R AT I O N Annual Meeting of Shareholders A P R I L 2 2 , 2 0 2 4

Safe Harbor Statement P A R K N A T I O N A L C O R P O R A T I O N 2 This presentation contains forward‐looking statements that are provided to assist in the understanding of anticipated future financial performance.  Forward‐looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward‐ looking statements are based on management’s expectations and are subject to a number of risks and uncertainties, including those described in Park's  Annual Report on Form 10‐K for the fiscal year ended December 31, 2023, as updated by our filings with the SEC. Although management believes that  the expectations reflected in such forward‐looking statements are reasonable, actual results may differ materially from those expressed or implied in  such statements.   Risks and uncertainties that could cause actual results to differ materially include, without limitation: (1) Park's ability to execute our business plan  successfully and within the expected timeframe; (2) adverse changes in future economic and financial market conditions; (3) adverse changes in real  estate values and liquidity in our primary market areas; (4) the financial health of our commercial borrowers; (5) adverse changes in federal, state and  local governmental law and policy, including the regulatory landscape, capital markets, elevated government debt, potential changes in tax legislation,  government shutdown, infrastructure spending and social programs; (6) changes in consumer spending, borrowing and saving habits; (7) our litigation  and regulatory compliance exposure; (8) increased credit risk and higher credit losses resulting from loan concentrations; (9) competitive pressures  among financial services organizations; (10) changes in accounting policies and practices as may be adopted by regulatory agencies; (11) Park's  assumptions and estimates used in applying critical accounting policies and modeling which may prove unreliable, inaccurate or not predictive of actual  results; (12) Park's ability to anticipate and respond to technological changes and Park's reliance on, and the potential failure of, a number of third‐party  vendors to perform as expected; (13) failures in or breaches of Park's operational or security systems or infrastructure, or those of our third‐party  vendors and other service providers; (14) negative impacts on financial markets and the economy of any changes in the credit ratings of the U.S.  Treasury obligations and other U.S. government‐backed debt, as well as issues surrounding the levels of U.S., European and Asian government debt and  concerns regarding the growth rates and financial stability of certain sovereign governments, supranationals and financial institutions in Europe and  Asia; (15) effects of a fall in stock market prices on Park's asset and wealth management businesses; (16) continued availability of earnings and excess  capital sufficient for the lawful and prudent declaration of dividends; (17) the impact on Park's business, personnel, facilities or systems of losses related  to acts of fraud, scams and schemes of third parties; (18) the impact of widespread natural and other disasters, pandemics, dislocations, regional or  national protests and civil unrest (including any resulting branch closures or damages), military or terrorist activities or international hostilities  on the  economy and financial markets generally and on us or our counterparties specifically; (19) the potential further deterioration of the U.S. economy due  to financial, political, or other shocks; (20) the effect of healthcare laws in the U.S. and potential changes for such laws that may increase our healthcare  and other costs and negatively impact our operations and financial results; (21) the impact of larger or similar‐sized financial institutions encountering  problems that may adversely affect the banking industry; (22) and other risk factors relating to the financial services industry.

Park National Corporation P A R K N A T I O N A L B A N K 3

Park National Bank Footprint P A R K N A T I O N A L C O R P O R A T I O N 4 South Carolina 1 Market value of assets under management 2 Full-time employees does not include 799 full-time employees at Park’s shared service areas Note: Metro and Central Ohio regions share Franklin County Note: Financial and employee data as of March 31, 2024 North CarolinaKentuckyOhio OfficesCounties Served Full-Time(2) EmployeesTrust AUM(1)DepositsLoansRegion 206172$1.39B$1.68B$1.01BWestern Ohio 227219$1.39B$1.96B$1.36BNorthern Ohio 106194$1.17B$906M$2.00BMetro 154191$3.74B$2.02B$1.18BCentral Ohio 10499$836M$865M$587MEastern Ohio 7682$68M$629M$668MCarolina

Overview of Park National Corporation P A R K N A T I O N A L B A N K 51 Nonperforming assets (“NPAs”) exclude accruing troubled debt restructuring loans 2 Net interest margin shown on a fully taxable equivalent basis assuming a 21% corporate federal income tax rate Note: Financial data as of March 31, 2024 unless otherwise noted $ in millions 3/31/2024 12/31/2023 12/31/2022 Total Assets $9,881 $9,836 $9,855 Total Loans $7,525 $7,476 $7,142 Total Deposits $8,306 $8,043 $8,235 Total Shareholders' Equity $1,162 $1,145 $1,069 ACL / Loans 1.13% 1.12% 1.20% NPAs / Total Assets (1) 0.74% 0.63% 0.84% Net Interest Margin (2) 4.28% 4.11% 3.80% ROAA 1.44% 1.27% 1.48%

Financial Highlights P A R K N A T I O N A L C O R P O R A T I O N 6 Q1 2024 Q1 2023 Year Ended  2023 Year Ended  2022 (in thousands) INCOME STATEMENT: Net interest income $95,623  $92,198  $373,113  $347,059  Provision for credit losses                 2,180                      183                  2,904                  4,557  Other income               26,200                24,387                92,634             135,935  Other expense               77,228                76,503             309,239             297,978  Income before income taxes               42,415                39,899             153,604             180,459  Income taxes                 7,211                  6,166                26,870                32,108  Net income $35,204  $33,733  $126,734  $148,351

PRK Favorite Numbers

	Q1 2024	Q1 2023	2023	2022
Return on average assets	1.44%	1.36%	1.27%	1.48%
Return on average shareholders' equity	12.23%	12.54%	11.55%	13.78%
Net interest margin (2)	4.28%	4.08%	4.11%	3.80%
Earnings per common share - diluted	$2.17	$2.07	$7.80	$9.06
Efficiency ratio (1)	63.07%	65.10%	65.87%	61.24%

1 Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $616,000 and $926,000 for the three months ended March 31, 2024 and 2023, and $3.7 million and $3.5 million for the years ended December 31, 2023 and 2022.

2 Net interest margin shown on a fully taxable equivalent basis assuming a 21% corporate federal income tax rate

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PARK NATIONAL CORPORATION

P A R K N A T I O N A L C O R P O R A T I O N 8 Peer Group Data Note: All data as of December 31, 2023 1 Price / Tangible Book is calculated as share price divided by tangible book value per share. Tangible book value per share equals tangible equity divided by shares outstanding. Tangible equity ($981.0 million) equal total equity ($1,145 million) less goodwill and other intangible assets ($164 million) at period end. 2 Net interest margin shown on a fully taxable equivalent basis assuming a 21% corporate federal income tax rate Price / Tangible Book (1) Net Interest Margin (2) Total Capital Ratio PRK $218.26 4.11% 16.19% PRK Rank 90% 75% 90% Midwest Peer Group - 50th percentile $149.60 3.35% 14.53% Midwest Peer Group - 75th percentile $185.49 4.11% 15.54%

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